Exhibit 23.2

To The Board of Directors of
CareScience, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-52880) on Form S-8 of CareScience, Inc. of our report dated February 25, 2003, with respect to the consolidated balance sheet of CareScience, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, manditorily redeemable preferred stock and shareholders' equity (deficit) and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of CareScience, Inc.

Our report refers to our audit of the adjustments that were applied and disclosures that were added to revise the 2001 and 2000 consolidated financial statements, as more fully described in Notes 2 and 3 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments and disclosures.

Philadelphia, Pennsylvania March 24, 2003	/s/ KPMG LLP